REVOCABLE PROXY                                                 REVOCABLE PROXY


                PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF
     THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF THE SHAREHOLDERS OF
                          THE SOMERSET GROUP, INC.
                       TO BE HELD ON SEPTEMBER 26, 2000

The undersigned hereby appoints Joseph M. Richter and Sharon J. Sanford, and each of them, attorneys-in-fact and proxies, with full power of substitution, to attend the Special Meeting of Shareholders to be held on September 26, 2000 at 10:00 a.m. E.S.T., and at any adjournments or postponements of the Special Meeting, and to vote as specified below all shares of the Common Stock of The Somerset Group, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the proxy statement and prospectus.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          -  FOLD AND DETACH HERE  -



       Whether or not you are able to attend the Special Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the PROXY CARD in the enclosed BLUE POSTAGE PAID ENVELOPE addressed to The Somerset Group, Inc., c/o Computershare Investor Services, LLC. P.O. Box 3800, Chicago, IL 60690-3800.

       Your completed ELECTION FORM AND LETTER OF TRANSMITTAL should be returned in the larger WHITE ENVELOPE addressed to Harris Trust Company of New York, Wall Street Station, P.O. Box 1023, New York, NY 10268-1023.

                            THE SOMERSET GROUP, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.


1. Proposal to approve the merger of The Somerset Group, Inc. with and into First Indiana Corporation, an Indiana corporation of which Somerset owns approximately 22% of the outstanding common stock, and to approve the Agreement and Plan of Reorganization by and between First Indiana and Somerset dated as of April 19, 2000 (a copy of which is attached as Annex A to the proxy statement and prospectus for the Special Meeting).

                      FOR      AGAINST        ABSTAIN

                     /   /      /   /          /   /


2. In accordance with their discretion, to vote upon all other matters that may properly come before said Special Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.


Dated:_______________________________________, 2000

Please Sign Here___________________________________

___________________________________________________

NOTE: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.



                               -  FOLD AND DETACH HERE  -


       Whether or not you are able to attend the Special Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the PROXY CARD in the enclosed BLUE POSTAGE PAID ENVELOPE addressed to The Somerset Group, Inc., c/o Computershare Investor Services, LLC. P.O. Box 3800, Chicago, IL 60690-3800.

       Your completed ELECTION FORM AND LETTER OF TRANSMITTAL should be returned in the larger WHITE ENVELOPE addressed to Harris Trust Company of New York, Wall Street Station, P.O. Box 1023, New York, NY 10268-1023.